                                                 File Pursuant to Rule 424(b)(3)
                                                             File No. 333-103293

Prospectus Supplement
(To prospectus dated May 13, 2003)

                                      Pioneer Financial Services, Inc.
                                      $25,000,000 Junior Subordinated Debentures
                                      Minimum Investment of $1,000
                                      Rate Supplement

                            Interest Paid or Compounded Annually

                                          Principal Amounts        Principal Amounts
                                         of $10,000 - $24,999    of $25,000 - $100,000
                    Principal Amounts       IRA Amounts of             IRA Amounts
     Term           of $1,000 - $9,999     $1,000 - $9,999         $10,000 - $100,000
-----------------  --------------------  ----------------------  ---------------------
12-35 months               1.00%                  1.75%                   2.00%
--------------------------------------------------------------------------------------
36-59 months               4.00%                  4.50%                   5.00%
--------------------------------------------------------------------------------------
60-71 months               6.00%                  6.50%                   7.00%
--------------------------------------------------------------------------------------
72-95 months               8.00%                  8.50%                   9.00%
--------------------------------------------------------------------------------------
96-120 months              8.50%                  9.00%                   9.50%

Debentures  are  offered  in  principal  amounts  from  $1,000  to  $250,000  in increments of $1,000.  Interest  rates on  debentures  in a principal  amount in excess of  $100,000  will be  negotiated  on a case by case basis based upon our financial  requirements,  the term of the  investment  and  prevailing  interest rates.

           Rates are valid from August 1, 2003 until August 31, 2003.

Holders  of  debentures  in a  principal  amount of $10,000 or more may elect to receive monthly interest payments in return for a 1/2% reduction in the interest rate of the debenture.

An offer may only be made by the  prospectus  dated May 13,  2003,  delivered in connection  with this  prospectus  supplement  dated  July 28,  2003.  See "Risk
Factors"  beginning on page 9 of the prospectus  for certain  factors you should consider before buying the debentures.

You may obtain an additional copy of the prospectus  dated May 13, 2003, free of charge from Pioneer Financial Services, Inc. by calling (800) 336-5141.

Debentures  represent unsecured,  subordinated  obligations of Pioneer Financial
Services,  Inc.  and are not  insured  or  guaranteed  by the  FDIC,  any  other governmental or private insurance fund, or any other entity.

                                        Underwriting Discount          Proceeds
                  Price to Public          and Commission             to Company
                  -----------------    -----------------------       ------------
Per Debenture.....      100%                    None                     100%
---------------------------------------------------------------------------------
Total.............      100%                    None                 $25,000,000¹
---------------------------------------------------------------------------------
¹ Before deduction of expenses

These  securities  have not been approved or  disapproved  by the Securities and
Exchange  Commission or any state  securities  commission nor has the Securities and  Exchange  Commission  or any state  securities  passed upon the accuracy or adequacy of this prospectus.  Any  representation  of the contrary is a criminal offense.

             The date of this prospectus supplement is July 28, 2003

                        Pioneer Financial Services, Inc.
                        4700 Belleview Avenue, Suite 300
                        Kansas City, Missouri 64112
                        (816) 756-2020 or (800) 336-5141